Exhibit 15.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 18, 2013, with respect to the financial statements of Sundance Energy Australia Limited contained in the Registration Statement.  We consent to the use of the aforementioned report in the Registration Statement and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Denver, Colorado
August 26, 2014